EXHIBIT 99.1

ConnectOne Bancorp, Inc. Reports Record Third Quarter 2013 Earnings; Loan Portfolio Surpasses $1 Billion Milestone

ENGLEWOOD CLIFFS, N.J., Oct. 25, 2013 (GLOBE NEWSWIRE) -- ConnectOne Bancorp, Inc. (Nasdaq:CNOB) (the "Company" or "ConnectOne"), parent company of ConnectOne Bank (the "Bank"), today reported net income available to common stockholders of $2.6 million for the third quarter of 2013, representing a 17.8% increase from $2.2 million earned during the third quarter of 2012. Net income available to common stockholders for the first nine months of 2013 was $7.4 million, a 28.8% increase from the prior year period.

Diluted earnings per share were $0.50 and $1.54, for the third quarter and year-to-date periods of 2013, respectively, compared with diluted earnings per share of $0.68 and $1.92 for the third quarter and first nine months of 2012, respectively. Diluted earnings per share for 2013 reflect the Company's February 2013 initial public offering and issuance of 1.8 million shares of common stock. Diluted earnings per share for 2012 reflect preferred dividends of $2,000 for the third quarter and $0.4 million for the first nine months. All shares of preferred were converted into common in 2012 and had no impact on 2013 results.

Frank Sorrentino III, Chairman and CEO of ConnectOne, stated, "The third quarter of 2013 marks another period of solid growth and strong financial performance for the Company. We delivered record quarterly earnings, which have now increased for six consecutive quarterly periods. Our well-diversified loan portfolio grew to more than $1 billion at quarter-end, increasing by 21% from year-end 2012 and by 8% from June 30, 2013. Additionally, the Company's third quarter net interest margin of 3.93% widened by 4 basis points from the 3.89% reported in the second quarter 2013. Our commitment to operating efficiency remains on track. Reflecting the success of our strategy, our third quarter efficiency ratio of 48.1% improved slightly from 48.3% in the comparable 2012 third quarter and from 48.6% in the sequential 2013 second quarter. In addition, asset quality remains solid. The ratio of non-performing assets to total assets remained below 1.00%, declining to 0.90% at September 30, 2013 from 0.97% at June 30, 2013."

Mr. Sorrentino, commenting on near-term organic growth prospects, stated, "Looking ahead, our pipeline of new commercial, construction, commercial real estate, and multi-family loans remains strong. During the third quarter, we submitted an application to the New Jersey Department of Banking and Insurance to open a de novo branch in Newark, New Jersey. An attractive site for the planned new branch in Newark's Ironbound District has been selected, which will allow our lending and banking teams to capitalize on the area's high-density business demographic beginning in early 2014."

Earnings

Fully taxable equivalent ("FTE") net interest income for the third quarter of 2013 totaled $10.6 million, an increase of $1.9 million, or 21.7%, from the year ago quarter. The increase in net interest income was primarily due to an increase in average interest-earning assets, which grew by 24.2% to $1.1 billion, and was partially offset by an 8 basis points contraction in the net interest margin, from 4.01% in the third quarter of 2012 to 3.93% in the third quarter of 2013. Average total loans increased by 29.7% to $1.0 billion in the third quarter of 2013 from the prior year period. FTE net interest income for the first nine months of 2013 totaled $29.8 million, an increase of $4.5 million, or 18.0%, from the year ago period. The increase in net interest income was primarily due to an increase in average interest-earning assets, which grew by 27.3% to $1.0 billion, and was partially offset by a 31 basis points contraction in the net interest margin, from 4.25% in the first nine months of 2012 to 3.94% in the first nine months of 2013. Average total loans increased by 29.6% to $931.1 million in the first nine months of 2013 from the prior year period. The net interest margin in the current quarter widened slightly, by 4 basis points, from the sequential second quarter of 2013, as prepayment fees increased and the level of low earning cash balances decreased. Management expects net interest income to increase as the loan portfolio grows, although any such increases will likely be moderated by net interest margin compression resulting from the maturity, prepayment or contractual re-pricing of loans and securities in this extended period of low interest rates.

Non-interest income represents a relatively small portion of the Bank's total revenue as management has historically made a strategic decision to de-emphasize fee income, focusing instead on customer growth and retention. During the third quarter of 2013, Management made a decision to invest in bank owned life insurance ("BOLI") in order to help offset the rising cost of employee benefits. Life insurance policies on key employees totaling $15 million were purchased at the end of August 2013, contributing $44,000 of BOLI income to 2013 operating results. Non-interest income totaled $293,000 and $853,000 for the third quarter and first nine months of 2013, respectively, versus $294,000 and $815,000 for the third quarter and first nine months of 2012, respectively. Growth in service and card-related fees, and the aforementioned BOLI income, were essentially offset by declines in gains on sale of residential mortgage loans.

Non-interest expenses for the third quarter 2013 increased by $0.9 million, or 20.4%, to $5.2 million from $4.3 million in the prior year third quarter. Non-interest expenses for the first nine months of 2013 increased by $2.0 million, or 15.0%, to $14.9 million from $12.9 million in the prior year period. The largest factor contributing to the increases in total non-interest expenses was salaries and employee benefits expense, which increased by $0.6 million to $2.6 million in the third quarter 2013 from $2.0 million in the third quarter 2012, and which increased by $1.3 million to $7.5 million in the first nine months of 2013 from $6.3 million in the first nine months of 2012. The increases were primarily due an increase in the number of full-time equivalent employees and higher incentive-based compensation. Also contributing to higher non-interest expenses were increased costs associated with being a publicly-traded entity, higher legal fees, and a general increase in other operating expenses related to a significantly increased volume of business. Management continues to focus on expense control, balancing its investment in infrastructure with prudent and sustainable growth.

Income tax expense was $1.7 million for the third quarter 2013 and $5.1 million for the first nine months of 2013 versus $1.5 million for the third quarter 2012 and $4.2 million for the first nine months 2012. The effective tax rates were 40.2% and 40.9% for the third quarter and first nine months of 2013, respectively, versus 40.4% and 40.4% for the third quarter and first nine months of 2012, respectively. Effective tax rates for 2013 reflect an increase in earnings which placed the Company into the higher 35% federal bracket. The increase in statutory rates was offset by an increase in non-taxable revenue in the third quarter of 2013. On October 1, 2013, the Company reorganized its operating structure in order to improve tax efficiency. The Company's effective tax rate is projected to decline in future periods by approximately 5 percentage points, resulting from a combination of an increase in revenue from non-taxable sources and a reorganized operating structure; however, the effective tax rate in future periods is likely to fluctuate and will depend upon future levels of taxable and non-taxable revenue.

Asset Quality

Nonperforming assets, which includes nonaccrual loans and other real estate owned, totaled $10.1 million, or 0.90% of total assets, at September 30, 2013, roughly flat from $10.0 million, or 0.97% of total assets, at June 30, 2013 and up from $5.6 million, or 0.64% of total assets, at September 30, 2012. The allowance for loan losses was $14.7 million, representing 1.42% of loans receivable and 166.2% of nonaccrual loans at September 30, 2013. At June 30, 2013, the allowance was $14.0 million representing 1.46% of loans receivable and 146.5% of nonaccrual loans, and at September 30, 2012 the allowance was $12.2 million representing 1.52% of loans receivable and 217.9% of nonaccrual loans. The provision for loan losses for the third quarter of 2013 increased to $1.3 million from $1.0 million for both the second quarter of 2013 and the third quarter of 2012. The provision for loan losses has remained relatively constant, although the level is contingent upon many factors including, but not limited to, loan growth, the Company's historical loss experience, macroeconomic conditions and reserves required for specific credits. The annualized rate of net loan charge-offs was 0.25% for the third quarter 2013, 0.26% for the second quarter 2013 and zero for the third quarter 2012.

Financial Condition

At September 30, 2013, total assets were $1.1 billion, a $200.0 million increase from December 31, 2012. The increase in total assets was due primarily to a $182.2 million increase, to $1.0 billion, in loans receivable, a $3.4 million increase, to $24.7 million, in securities, and $15.0 million in BOLI purchases. The growth in assets was funded by a $128.4 million increase in deposits, an $18.2 million increase in Federal Home Loan Bank borrowings, $7.4 million in retained earnings, and $47.8 million in net proceeds from the Company's first quarter 2013 initial public equity offering.

Capital

Stockholders' equity totaled $127.2 million as of September 30, 2013, an increase of $54.9 million from $72.4 million as of year-end 2012, due primarily to retained earnings and the Company's first quarter 2013 equity offering. Accumulated other comprehensive earnings declined by $0.5 million as the increase in the general level of interest rates over the course of 2013 to date resulted in a decline in market values in our relatively small securities portfolio. As of September 30, 2013, the tangible common equity ratio and tangible book value per share were 11.24% and $24.95, respectively. As of December 31, 2012, the Company's tangible common equity ratio and tangible book value per share were 7.76% and $22.77, respectively.

About ConnectOne Bancorp, Inc.

ConnectOne is a New Jersey corporation and a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, that was formed in 2008 to serve as the holding company for ConnectOne Bank ("the Bank"). The Bank is a community-based, full-service New Jersey-chartered commercial bank that was founded in 2005. The Bank operates from its headquarters located at 301 Sylvan Avenue in the Borough of Englewood Cliffs, Bergen County, New Jersey, and through its seven other banking offices.

For more information visit https://www.ConnectOneBank.com/.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, those factors set forth in Item 1A – Risk Factors of the Company's Annual Report on Form 10-K, as filed with the Securities Exchange Commission, and changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONNECTONE BANCORP, INC.
CONSOLIDATED BALANCE SHEETS (unaudited)
(dollars in thousands)

	September 30,	December 31,
	2013	2012
Cash and due from banks	$ 3,383	$ 3,242
Interest-bearing deposits with banks	46,169	47,387
Cash and cash equivalents	49,552	50,629

Securities available for sale	23,450	19,252
Securities held to maturity, fair value of $1,274 at 2013 and $2,084 at 2012	1,218	1,985
Loans held for sale	--	405

Loans receivable	1,031,070	848,842
Less: Allowance for loan losses	(14,666)	(13,246)
Net loans receivable	1,016,404	835,596

Investment in restricted stock, at cost	5,834	4,744
Bank premises and equipment, net	7,808	7,904
Accrued interest receivable	3,704	3,361
Other real estate owned	1,303	433
Goodwill	260	260
Bank owned life insurance	15,044	--
Other assets	5,358	5,357
Total assets	$ 1,129,935	$ 929,926

Liabilities
Deposits
Noninterest-bearing	$ 193,492	$ 170,355
Interest-bearing	704,243	598,963
Total deposits	897,735	769,318
Long-term borrowings	97,816	79,568
Accrued interest payable	2,750	2,803
Capital lease obligation	3,129	3,185
Other liabilities	1,268	2,690
Total liabilities	1,002,698	857,564

Commitments and Contingencies

Stockholders' Equity
Common stock, no par value; authorized 10,000,000 shares at September 30, 2013 and December 31, 2012; issued and outstanding 5,089,392 at September 30, 2013 and 3,166,217 at December 31, 2012	99,118	51,205
Retained earnings	28,081	20,661
Accumulated other comprehensive income	38	496
Total stockholders' equity	127,237	72,362
Total liabilities and stockholders' equity	$ 1,129,935	$ 929,926

CONNECTONE BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Interest income
Loans receivable, including fees	$ 11,923	$ 9,955	$ 33,758	$ 29,076
Securities	210	311	584	833
Other interest income	25	23	80	53
Total interest income	12,158	10,289	34,422	29,962
Interest expense
Deposits	1,215	1,214	3,510	3,579
Long-term borrowings	346	349	1,010	1,001
Capital lease	47	48	142	145
Total interest expense	1,608	1,611	4,662	4,725

Net interest income	10,550	8,678	29,760	25,237
Provision for loan losses	1,300	950	3,175	2,840
Net interest income after provision for loan losses	9,250	7,728	26,585	22,397
Non-interest income
Service fees	136	88	299	281
Gains on sales of loans	54	126	215	338
Income on bank owned life insurance	44	--	44	--
Gains on sales of securities	--	--	--	--
Other income	59	80	295	196
Total non-interest income	293	294	853	815

Non-interest expenses
Salaries and employee benefits	2,584	2,024	7,510	6,252
Occupancy and equipment	806	746	2,296	2,156
Professional fees	454	237	1,045	777
Advertising and promotion	106	168	375	352
Data processing	507	425	1,398	1,242
Other expenses	763	735	2,262	2,162
Total non-interest expenses	5,220	4,335	14,886	12,941
Income before income tax expense	4,323	3,687	12,552	10,271
Income tax expense	1,736	1,488	5,132	4,154
Net income	2,587	2,199	7,420	6,117
Dividends on preferred shares	--	2	--	354
Net income available to common stockholders	$ 2,587	$ 2,197	$ 7,420	$ 5,763

Earnings per common share:
Basic	$ 0.52	$ 0.70	$ 1.58	$ 2.26
Diluted	0.50	0.68	1.54	1.92
Weighted average common shares outstanding:
Basic	5,011,045	3,145,625	4,691,793	2,546,996
Diluted	5,158,704	3,256,092	4,828,408	3,184,927

CONNECTONE BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)

	Three Months Ended
	September 30,	June 30,	September 30,
	2013	2013	2012
Performance ratios:
Return on average assets	0.95%	0.98%	1.01%
Return on average stockholders' equity	8.10%	8.06%	13.13%
Net interest margin	3.93%	3.89%	4.01%
Efficiency ratio (1)	48.1%	48.6%	48.3%

	As of
	September 30,	June 30,	September 30,
	2013	2013	2012
Capital ratios:
Leverage ratio	11.76%	12.19%	7.96%
Risk-based Tier 1 capital ratio	12.86%	13.69%	9.52%
Risk-based total capital ratio	14.29%	15.11%	10.77%
Tangible common equity to tangible assets	11.24%	12.07%	7.92%

Annualized net loan charge-offs as a % of average loans	0.25%	0.26%	0.00%

Tangible book value per common share	$ 24.95	$ 24.76	$ 22.15

Asset quality:
Nonaccrual loans	$ 8,822	$ 9,545	$ 5,622
Other real estate owned	1,303	433	--
Total non-performing assets	$ 10,125	$ 9,978	$ 5,622

Performing troubled debt restructured loans	$ 2,942	$ 2,947	$ 4,733
Loans past due 90 days and still accruing	539	1,189	--

Nonaccrual loans as a % of loans receivable	0.86%	1.00%	0.70%
Nonperforming assets as a % of total assets	0.90%	0.97%	0.64%
Allowance for loan losses as a % of loans receivable	1.42%	1.46%	1.52%
Allowance for loan losses as a % of nonaccrual loans	166.2%	146.5%	217.9%

(1) Efficiency ratio is not a measure recognized under generally accepted accounting principles and is defined as total non-interest expenses divided by the sum of net interest income and total non-interest income (excluding securities gains/(losses)).

CONNECTONE BANCORP, INC.
NET INTEREST MARGIN ANALYSIS ON A FULLY TAX EQUIVALENT BASIS
(dollars in thousands)
	For the Three Months Ended
	September 30, 2013			September 30, 2012
	Average		Average	Average		Average
Interest-earning assets:	Balance	Interest	Rate (7)	Balance	Interest	Rate (7)
Investment securities (1) (2)	$ 28,589	$ 218	3.03%	$ 28,982	$ 311	4.27%
Loans receivable (3) (4)	994,722	11,923	4.76%	767,164	9,955	5.16%
Interest-bearing deposits with banks	42,812	25	0.23%	62,394	23	0.15%
Total interest-earning assets	1,066,123	12,166	4.53%	858,540	10,289	4.77%
Allowance for loan losses	(14,393)			(11,655)
Non-interest earning assets	28,008			21,826
Total assets	$ 1,079,738			$ 868,711

Interest-bearing liabilities:
Savings, NOW, Money Market, Interest Checking	$ 336,980	242	0.28%	$ 306,516	311	0.40%
Time deposits	342,719	973	1.13%	213,744	903	1.68%
Total interest-bearing deposits	679,699	1,215	0.71%	520,260	1,214	0.93%

Borrowings	81,218	346	1.69%	77,871	349	1.78%
Capital lease obligation	3,141	47	5.94%	3,233	48	5.91%
Total interest-bearing liabilities	764,058	1,608	0.83%	601,364	1,611	1.07%
Noninterest-bearing deposits	183,381			125,723
Other liabilities	5,626			3,230
Stockholders' equity	126,673			66,645
Total liabilities and stockholders' equity	$ 1,079,738			$ 796,962

Net interest income/interest rate spread (5)		$ 10,558	3.69%		$ 8,678	3.70%
Tax equivalent affect		(8)			--
Net interest income, as reported		$ 10,550			$ 8,678

Net interest margin (6)			3.93%			4.01%

(1) Average balances are calculated on amortized cost.
(2) Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.
(3) Includes loan fee income.
(4) Loans receivable include non-accrual loans.
(5) Represents difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(6) Represents net interest income divided by average total interest-earning assets.
(7) Rates are annualized.

CONNECTONE BANCORP, INC.
NET INTEREST MARGIN ANALYSIS ON A FULLY TAX EQUIVALENT BASIS
(dollars in thousands)
	For the Nine Months Ended
	September 30, 2013			September 30, 2012
	Average		Average	Average		Average
Interest-earning assets:	Balance	Interest	Rate (7)	Balance	Interest	Rate (5)
Investment securities (1) (2)	$ 26,747	$ 592	2.96%	$ 32,589	$ 833	3.41%
Loans receivable (3) (4)	931,145	33,758	4.85%	718,270	29,076	5.41%
Interest-bearing deposits with banks	52,403	80	0.20%	42,869	53	0.17%
Total interest-earning assets	1,010,295	34,430	4.56%	793,728	29,962	5.04%
Allowance for loan losses	(13,955)			(10,721)
Non-interest earning assets	21,953			23,019
Total assets	$ 1,018,293			$ 806,026

Interest-bearing liabilities:
Savings, NOW, Money Market, Interest Checking	$ 332,451	758	0.30%	$ 307,671	1,101	0.48%
Time deposits	308,581	2,752	1.19%	218,112	2,478	1.52%
Total interest-bearing deposits	641,032	3,510	0.73%	525,783	3,579	0.91%

Borrowings	78,079	1,010	1.73%	76,728	1,001	1.74%
Capital lease obligation	3,160	142	6.01%	3,233	145	5.99%
Total interest-bearing liabilities	722,271	4,662	0.86%	605,744	4,725	1.04%
Noninterest-bearing deposits	181,641			130,617
Other liabilities	4,725			4,139
Stockholders' equity	109,656			65,526
Total liabilities and stockholders' equity	$ 1,018,293			$ 806,026

Net interest income/interest rate spread (5)		$ 29,768	3.69%		$ 25,237	4.00%
Tax equivalent affect		(8)			--
Net interest income, as reported		$ 29,760			$ 25,237

Net interest margin (6)			3.94%			4.25%

(1) Average balances are calculated on amortized cost.
(2) Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.
(3) Includes loan fee income.
(4) Loans receivable include non-accrual loans.
(5) Represents difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(6) Represents net interest income divided by average total interest-earning assets.
(7) Rates are annualized.
CONTACT: Investor Contact:
         William S. Burns
         Executive VP & CFO
         201.816.4474; bburns@cnob.com

         Media Contact:
         Rachel Gerber, MWW
         646.215.6889; rgerber@mww.com